UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2005 (April 1, 2005)

CORNELL COMPANIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14472	76-0433642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 West Loop South, Suite 1500
Houston, Texas 77027

(Address of principal executive offices) (Zip Code)

(713) 623-0790

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01               Completion of Acquisition of Assets.

On April 1, 2005, pursuant to the Agreement and Plan of Merger (together with the Amendment dated March 16, 2005, the “Merger Agreement”) by and among Cornell Companies, Inc., a Delaware corporation (the “Company”), Correctional Systems, Inc., a Delaware corporation (“Seller”), Cornell Acquisition Corp., a Delaware corporation (“Sub”) and Infrastructure and Environmental Private Equity Fund III, L.P., dated as of January 25, 2005, Sub merged with and into the Seller (the “Merger”).  As a result of the Merger, the Seller became a wholly owned subsidiary of the Company.  Pursuant to the Merger Agreement, the Company paid $10 million for all of Seller’s issued and outstanding shares of common and preferred stock, less the adjustments set forth in the Merger Agreement.

A copy of the Merger Agreement is attached to this report as Exhibit 2.1 and the Amendment to the Merger Agreement is attached as Exhibit 2.2.  The foregoing description of the Merger and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement and the press release which are attached hereto and incorporated herein by reference.

Item 7.01               Regulation FD Disclosure.

On April 1, 2005, the Company issued a press release announcing the closing of the Merger, a copy of which is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of January 24, 2005, among Cornell Companies, Inc., Correctional Systems, Inc., Cornell Acquisition Corp. and Infrastructure and Environmental Private Equity Fund III, L.P.*

2.2

Amendment to Agreement and Plan of Merger, dated March 16, 2005, among Cornell Companies, Inc., Correctional Systems, Inc., Cornell Acquisition Corp. and Infrastructure and Environmental Private Equity Fund III, L.P.

99.1	Press Release dated April 1, 2005.

*Previously filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 24, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNELL COMPANIES, INC.
Dated: April 5, 2005

	By:	/s/ James E. Hyman

James E. Hyman

Chief Executive Officer